Exhibit 99.1

NEWS RELEASE

Contact:
Sheila Spagnolo
Vice President
Phone (610) 251-1000
sspagnolo@triumphgroup.com

TRIUMPH GROUP REPORTS

RECORD FOURTH QUARTER AND

FULL FISCAL YEAR 2011 RESULTS

•                  Net sales for fourth quarter fiscal year 2011 increased 161% to $919.1 million reflecting 8% organic growth

•                  Income from continuing operations for fourth quarter fiscal year 2011 increased 119% to $54.8 million, or $2.14 per diluted share, excluding integration costs and computed using 25.6 million weighted average shares outstanding

•                  Income from continuing operations for fiscal year 2011 increased 97% to $168.1 million, or $7.08 per diluted share, excluding transaction and integration costs and computed using 23.7 million weighted average shares outstanding

•                  Cash flow from operations for the fourth quarter fiscal 2011 was $27.6 million and for fiscal year 2011 was $142.3 million

Wayne, PA — May 9, 2011— Triumph Group, Inc. (NYSE: TGI) today reported that, for the fiscal year ended March 31, 2011, net sales totaled $2.905 billion, a 124 percent increase from fiscal year 2010 net sales of $1.295 billion.  Organic sales growth for the fiscal year was eight percent.  Income from continuing operations for fiscal year 2011 increased seventy-nine percent to $152.4 million, or $6.42 per diluted share, versus $85.3 million, or $5.12 per diluted share, for fiscal year 2010.  The fiscal year’s results included approximately $20.9 million pre tax ($15.7 million after tax or $0.66 per diluted share) of transaction and integration costs related to the acquisition of Vought Aircraft Industries (now Triumph Aerostructures-Vought Aircraft Division).  Excluding these costs, income from continuing operations for fiscal year 2011 was $168.1 million, or $7.08 per diluted share.  Net income for fiscal year 2011 increased 121 percent to $149.9 million, or $6.31 per diluted share, versus $67.8 million, or $4.07 per diluted share for the prior fiscal year.  The number of shares used in computing diluted earnings per share for fiscal year 2011 was 23.7 million shares.   During the fiscal year, the company generated $277.1 million of cash flow from operations before Triumph Aerostructures’ pension contributions of $134.8 million; after these contributions, cash flow from operations was $142.3 million.

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For the fourth quarter ended March 31, 2011, net sales were $919.1 million, a 161 percent increase from last year’s fourth quarter net sales of $352.0 million.  Organic sales growth for the quarter was eight percent.  Income from continuing operations for the fourth quarter of fiscal year 2011 increased 116 percent to $54.0 million, or $2.11 per diluted share, versus $25.0 million, or $1.49 per diluted share, for the fourth quarter of the prior fiscal year.  The quarter’s results included approximately $1.3 million pre tax ($0.8 million after tax or $0.03 per diluted share) of integration costs related to the Vought acquisition.  Excluding these integration costs, income from continuing operations for the quarter was $54.8 million, or $2.14 per diluted share.  Net income for the fourth quarter of fiscal year 2011 increased 112 percent to $52.3 million, or $2.04 per diluted share, versus $24.7 million, or $1.47 per diluted share, for the fourth quarter of the prior fiscal year.  The number of shares used in computing diluted earnings per share for the fourth quarter of fiscal year 2011 was 25.6 million shares.  During the quarter, the company generated $87.5 million of cash flow from operations before Triumph Aerostructures’ pension contributions of $59.9 million; after these contributions, cash flow from operations was $27.6 million.  The fourth quarter results included a charge in discontinued operations associated with the termination of a long term contract which will allow the company to more easily sell the business.

Richard C. Ill, Triumph’s Chairman and Chief Executive Officer, said, “We are very proud of the results we achieved during the fourth quarter and our accomplishments during the year just ended.  In particular, we were able to complete the acquisition of Vought Aircraft Industries and exceed our initial projections of earnings accretion and synergy targets.  In addition we proactively and effectively managed our pension liability during the year and we ended the year with a meaningful reduction in our net underfunded position.  We delivered organic sales growth within all three operating segments, increased operating income and improved our underlying margins on both a year over year and sequential basis. Our Aftermarket Services segment continued its performance of double digit growth in revenue, earnings and operating margins.   In addition, we saw our backlog grow during the fourth quarter despite a reduction coming from the most recent 787 production schedule.  During the year, we managed our company conservatively, focusing on reducing costs, improving operations and maximizing cash flow.  The impact of these efforts was reflected in our fourth quarter results as well as the strong cash flow and shareholder value generated throughout the year.”

Segments

In connection with the Vought acquisition, the company realigned its organizational structure into three reportable business segments, Aerostructures, Aerospace Systems and Aftermarket Services.  Prior year period segment results have been adjusted to reflect this change.

Aerostructures

The Aerostructures segment reported net sales for fiscal year 2011 of $2.126 billion, compared to $0.605 billion for the prior fiscal year, an increase of 251 percent.  Organic sales growth for the fiscal year was five percent.  For the fourth quarter of fiscal year 2011, net sales increased 311 percent to $703.5 million from $171.0 million for the prior fiscal year period.  Operating income for fiscal year 2011 was $267.8 million, compared to $102.3 million for the prior fiscal year period, an increase of 162 percent.  For the fourth quarter of fiscal year 2011, operating income increased 166 percent to $91.1 million versus $34.3 million for the prior fiscal year quarter. Operating margin for the quarter improved to thirteen percent.

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Aerospace Systems

The Aerospace Systems segment reported net sales for fiscal year 2011 of $513.4 million, compared to $473.4 million for the prior fiscal year, an increase of eight percent.  Organic sales growth for the fiscal year was five percent.  For the fourth quarter of fiscal year 2011, net sales increased nineteen percent to $147.8 million from $124.6 million for the prior fiscal year period.  Organic sales growth for the quarter was fourteen percent.  Operating income for fiscal year 2011 was $75.3 million, compared to $68.1 million for the prior fiscal year period, an increase of eleven percent.  Operating margin for the fiscal year was fifteen percent.  For the fourth quarter of fiscal year 2011, operating income increased forty percent to $22.4 million versus $16.0 million for the prior fiscal year quarter.  Operating margin for the quarter improved to fifteen percent versus thirteen percent in the prior fiscal year period.

Aftermarket Services

The Aftermarket Services segment reported net sales for fiscal year 2011 of $272.7 million, compared to $224.7 million for the prior fiscal year, an increase of twenty-one percent, all of which was organic.  For the fourth quarter of fiscal year 2011, net sales were $69.5 million compared to $58.2 million in the prior fiscal year period, an increase of twenty percent, all of which was organic.  Operating income for fiscal year 2011 was $28.8 million, compared to $11.2 million for the prior fiscal year period, an increase of 156 percent.  Operating margin for the fiscal year was eleven percent.  For the fourth quarter of fiscal year 2011, operating income increased seventy-eight percent to $7.0 million versus $3.9 million for the prior fiscal year quarter.  Operating margin for the quarter improved to ten percent driven primarily by continued strong market growth and improved operating performance.

Outlook

In commenting on the outlook for fiscal year 2012, Mr. Ill said, “We are entering our new fiscal year with a very strong backlog and a very solid balance sheet.  We project sales in the range of $3.2 to $3.5 billion and earnings per share from continuing operations for the fiscal year of $8.35 to 8.45 per diluted share, excluding integration costs related to the acquisition of Vought Aircraft Industries, Inc.”  This guidance is based on the following assumptions for fiscal year 2012:

•                  the number of shares used in computing diluted earnings per share is 25.7 million

•                  approximately $5.0 million of legal expenses associated with the trade secret litigation

•                  approximately break-even results related to the previously disclosed Zacatecas, Mexico investment

•                  costs and benefits of our recent upsizing of the revolving credit facility and retirement of the $350 million Term Loan B

•                  tax rate of 35.5% reflecting three quarters of an R&D tax credit

•                  capital expenditures and investments in major new programs of $130 to $145 million

•                  pension income of $14 million and cash contributions to the plan of $118 million

•                  OPEB expense of approximately $17 million and cash expenditures of approximately $36 million

•                  synergies from the Vought acquisition of approximately $18 million

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•                  current productions rates — specifically:

•                  close to a full year of 777 production at  7 per month

•                  an increase in 737 production rates to 35 per month in the middle of the company’s third fiscal year quarter

•                  an increase in 747 production rates to 2 in the company’s third fiscal year quarter

•                  the most recently revised 787 production schedule

•                  767 production rates increasing to 2 in the company’s second fiscal year quarter

•                  C-17 production of 12 units for Triumph Aerostructures

•                  other than C-17 mentioned above, production rates for the company’s largest military programs (i.e. V-22, UH 60, CH 47, C130) are expected to remain at current strong levels

•                  consistent sales of  G550 and G450

•                  at a minimum, early year weakness in Cessna sales

•                  the award of the KC-46A tanker to Boeing will have a minimal impact in fiscal year 2012 but will be a positive in the long term

•                  continued strength in the Aftermarket Services segment of the business

Mr. Ill continued, “On a quarterly basis, the first quarter of fiscal year 2012 will include a $7.7 million pre tax charge ($5.0 million after tax or $0.19 per diluted share) associated with the retirement of the Term Loan B while most of the production increases and  realization of synergies will be weighted toward the second half of the fiscal year. We will continue to build from a position of strength and will remain focused on cost control, continued improvement in our execution and improved cash flow.”

As previously announced, Triumph Group will hold a conference call tomorrow at 8:30 a.m. (ET) to discuss the fiscal year 2011 fourth quarter and year-end results.  The conference call will be available live and archived on the company’s website at http://www.triumphgroup.com.  A slide presentation will be included with the audio portion of the webcast.  An audio replay will be available from May 10th until May 17th by calling (888) 266-2081 (Domestic) or (703) 925-2533 (International), passcode #1525286.

Triumph Group, Inc., headquartered in Wayne, Pennsylvania, designs, engineers, manufactures, repairs and overhauls a broad portfolio of aerostructures, aircraft components, accessories, subassemblies and systems.  The company serves a broad, worldwide spectrum of the aviation industry, including original equipment manufacturers of commercial, regional, business and military aircraft and aircraft components, as well as commercial and regional airlines and air cargo carriers.

More information about Triumph can be found on the company’s website at http://www.triumphgroup.com.

Statements in this release which are not historical facts are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995, including statements of expectations of or assumptions about future aerospace market conditions, aircraft production rates, financial and operational performance, revenue and earnings growth, capital expenditures, tax rates, pension income and investment performance, OPEB expense, synergies from the Vought acquisition and earnings results for fiscal 2012.  All forward-looking statements involve risks and uncertainties which could affect the company’s actual results and could cause its actual results to differ materially from those expressed in any forward looking statements made by, or on behalf of, the company.

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Further information regarding the important factors that could cause actual results to differ from projected results can be found in Triumph’s reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2010.

FINANCIAL DATA (UNAUDITED) ON FOLLOWING 8 PAGES

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FINANCIAL DATA  (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2011	2010	2011		2010
CONDENSED STATEMENTS OF INCOME
Net sales	$919,086	$351,981	$2,905,348		$1,294,780

Operating income	108,410 *	47,345	314,036	* *	155,281

Interest expense and other	22,440	10,270	79,559		28,865
Gain on early extinguishment of debt	0	0	0		(39)
Income tax expense	31,940	12,079	82,066		41,167

Income from continuing operations	54,030	24,996	152,411		85,288
Loss from discontinued operations, net of tax	(1,687)	(324)	(2,512)		(17,526)

Net income	$52,343	$24,672	$149,899		$67,762

Earnings per share - basic:

Income from continuing operations	$2.24	$1.52	$6.77		$5.18
Loss from discontinued operations	$(0.07)	$(0.02)	$(0.11)		$(1.06)
Net income	$2.17	$1.50	$6.66		$4.12

Weighted average common shares outstanding - basic	24,107	16,474	22,503		16,459

Earnings per share - diluted:

Income from continuing operations	$2.11	$1.49	$6.42		$5.12
Loss from discontinued operations	$(0.07)	$(0.02)	$(0.11)		$(1.05)
Net income	$2.04	$1.47	$6.31		$4.07

Weighted average common shares outstanding - diluted	25,634	16,792	23,744		16,666

Dividends declared and paid per common share	$0.04	$0.04	$0.16		$0.16

*                 Includes $1,252 of acquisition and integration expenses associated with the acquisition of Vought.

* *       Includes $20,902 of acquisition and integration expenses associated with the acquisition of Vought.

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FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands, except per share data)

BALANCE SHEET

	Unaudited	Audited
	March 31,	March 31,
	2011	2010
Assets
Cash and cash equivalents	$39,328	$157,218
Accounts receivable, net	369,491	214,497
Inventory, net of unliquidated progress payments of $138,206 and $12,701	781,714	350,865
Rotable assets	26,607	25,587
Prepaid and other current assets	18,141	18,455
Assets held for sale	4,574	5,051
Current assets	1,239,855	771,673

Property and equipment, net	734,879	328,694
Goodwill	1,545,541	490,654
Intangible assets, net	859,620	83,165
Other, net	90,342	18,392

Total assets	$4,470,237	$1,692,578

Liabilities & Stockholders’ Equity

Current portion of long-term debt	$300,252	$91,929
Accounts payable	262,716	92,852
Accrued expenses	320,354	98,582
Deferred income taxes	78,793	—
Liabilities related to assets held for sale	431	899
Current liabilities	962,546	284,262

Long-term debt, less current portion	1,011,752	413,851
Accrued pension and post-retirement benefits, noncurrent	680,754	1,397
Deferred income taxes, noncurrent	20	114,187
Other noncurrent liabilities	180,442	18,195

Temporary equity	2,506	—

Stockholders’ Equity:
Common stock, $.001 par value, 100,000,000 shares authorized, 24,345,303 and 16,817,931 shares issued	24	17
Capital in excess of par value	819,222	314,870
Treasury stock, at cost, 116,987 and 144,677 shares	(5,085)	(7,921)
Accumulated other comprehensive income	120,471	705
Retained earnings	697,585	553,015
Total stockholders’ equity	1,632,217	860,686

Total liabilities and stockholders’ equity	$4,470,237	$1,692,578

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FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands)

SEGMENT DATA

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2011	2010	2011		2010

Net sales:
Aerostructures	$703,461	$170,983	$2,126,040		$605,423
Aerospace Systems	147,809	124,637	513,435		473,409
Aftermarket Services	69,536	58,157	272,728		224,663
Elimination of inter-segment sales	(1,720)	(1,796)	(6,855)		(8,715)
	$919,086	$351,981	$2,905,348		$1,294,780

Operating income (loss):
Aerostructures	$91,146	$34,302	$267,783		$102,271
Aerospace Systems	22,359	16,017	75,292		68,069
Aftermarket Services	6,996	3,932	28,774		11,226
Corporate	(12,091)	(6,906)	(57,813)		(26,285)
	$108,410 *	$47,345	$314,036	* *	$155,281

Depreciation and amortization:
Aerostructures	$24,562	$5,854	$69,451		$24,025
Aerospace Systems	4,445	4,301	17,183		16,804
Aftermarket Services	2,615	3,205	11,101		12,855
Corporate	506	200	1,922		734
	$32,128	$13,560	$99,657		$54,418

Capital expenditures:
Aerostructures	$14,810	$1,872	$57,390		$9,107
Aerospace Systems	2,909	2,250	11,534		11,136
Aftermarket Services	1,454	661	4,656		3,895
Corporate	2,161	5,116	16,445		7,527
	$21,334	$9,899	$90,025		$31,665

*      Includes $1,252 of acquisition and integration expenses associated with the acquisition of Vought.

*  * Includes $20,902 of acquisition and integration expenses associated with the acquisition of Vought.

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FINANCIAL DATA  (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands)

Non-GAAP Financial Measure Disclosures

We prepare and publicly release quarterly unaudited financial statements prepared in accordance with GAAP. In accordance with Securities and Exchange Commission (the “SEC”) guidance on Compliance and Disclosure Interpretations, we also disclose and discuss certain non-GAAP financial measures in our public releases. Currently, the non-GAAP financial measure that we disclose is EBITDA, which is our income from continuing operations before interest, income taxes, amortization of acquired contract liabilities, depreciation and amortization. We disclose EBITDA on a consolidated and an operating segment basis in our earnings releases, investor conference calls and filings with the SEC. The non-GAAP financial measures that we use may not be comparable to similarly titled measures reported by other companies. Also, in the future, we may disclose different non-GAAP financial measures in order to help our investors more meaningfully evaluate and compare our future results of operations to our previously reported results of operations.

We view EBITDA as an operating performance measure and as such we believe that the GAAP financial measure most directly comparable to it is income from continuing operations. In calculating EBITDA, we exclude from income from continuing operations the financial items that we believe should be separately identified to provide additional analysis of the financial components of the day-to-day operation of our business. We have outlined below the type and scope of these exclusions and the material limitations on the use of these non-GAAP financial measures as a result of these exclusions. EBITDA is not a measurement of financial performance under GAAP and should not be considered as a measure of liquidity, as an alternative to net income (loss), income from continuing operations, or as an indicator of any other measure of performance derived in accordance with GAAP. Investors and potential investors in our securities should not rely on EBITDA as a substitute for any GAAP financial measure, including net income (loss) or income from continuing operations. In addition, we urge investors and potential investors in our securities to carefully review the reconciliation of EBITDA to income from continuing operations set forth below,  in our earnings releases and in other filings with the SEC and to carefully review the GAAP financial information included as part of our Quarterly Reports on Form 10-Q and our Annual Reports on Form 10-K that are filed with the SEC, as well as our quarterly earnings releases, and compare the GAAP financial information with our EBITDA.

EBITDA is used by management to internally measure our operating and management performance and by investors as a supplemental financial measure to evaluate the performance of our business that, when viewed with our GAAP results and the accompanying reconciliation, we believe provides additional information that is useful to gain an understanding of the factors and trends affecting our business. We have spent more than 15 years expanding our product and service capabilities partially through acquisitions of complementary businesses. Due to the expansion of our operations, which included acquisitions, our income from continuing operations has included significant charges for depreciation and amortization. EBITDA excludes these charges and provides meaningful information about the operating performance of our business, apart from charges for depreciation and amortization. We believe the disclosure of EBITDA helps investors meaningfully evaluate and compare our performance from quarter to quarter and from year to year. We also believe EBITDA is a measure of our ongoing operating performance because the isolation of non-cash income and expenses, such as amortization of acquired contract liabilities, depreciation and amortization, and non-operating items, such as interest and income taxes, provides additional information about our cost structure, and, over time, helps track our operating progress. In addition, investors, securities analysts and others have regularly relied on EBITDA to provide a financial measure by which to compare our operating performance against that of other companies in our industry.

Set forth below are descriptions of the financial items that have been excluded from our income from continuing operations to calculate EBITDA and the material limitations associated with using this non-GAAP financial measure as compared to income from continuing operations:

•                  Amortization of acquired contract liabilities may be useful for investors to consider because it represents the non-cash earnings on the fair value of below market contracts acquired through the acquisition of Vought. We do not believe these earnings necessarily reflect the current and ongoing cash earnings related to our operations.

•                  Amortization expenses may be useful for investors to consider because it represents the estimated attrition of our acquired customer base and the diminishing value of product rights and licenses. We do not believe these charges necessarily reflect the current and ongoing cash charges related to our operating cost structure.

•                  Depreciation may be useful for investors to consider because they generally represent the wear and tear on our property and equipment used in our operations. We do not believe these charges necessarily reflect the current and ongoing cash charges related to our operating cost structure.

•                  The amount of interest expense and other we incur may be useful for investors to consider and may result in current cash inflows or outflows. However, we do not consider the amount of interest expense and other to be a representative component of the day-to-day operating performance of our business.

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FINANCIAL DATA  (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

•                  Income tax expense may be useful for investors to consider because it generally represents the taxes which may be payable for the period and the change in deferred income taxes during the period and may reduce the amount of funds otherwise available for use in our business.  However, we do not consider the amount of income tax expense to be a representative component of the day-to-day operating performance of our business.

Management compensates for the above-described limitations of using non-GAAP measures by using a non-GAAP measure only to supplement our GAAP results and to provide additional information that is useful to gain an understanding of the factors and trends affecting our business.

The following table shows our EBITDA reconciled to our income from continuing operations for the indicated periods (in thousands):

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2011	2010	2011	2010
Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):
Income from Continuing Operations	$54,030	$24,996	$152,411	$85,288

Add-back:
Income Tax Expense	31,940	12,079	82,066	41,167
Gain on Early Extinguishment of Debt	—	—	—	(39)
Interest Expense and Other	22,440	10,270	79,559	28,865
Amortization of Acquired Contract Liabilities	(10,389)	—	(29,214)	—
Depreciation and Amortization	32,128	13,560	99,657	54,418

Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”)	$130,149	$60,905	$384,479	$209,699

Net Sales	$919,086	$351,981	$2,905,348	$1,294,780

EBITDA Margin	14.2%	17.3%	13.2%	16.2%

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FINANCIAL DATA  (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

	Three Months Ended March 31, 2011
		Segment Data
	Total	Aerostructures	Aerospace Systems	Aftermarket Services	Corporate / Eliminations
Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):

Income from Continuing Operations	$54,030

Add-back:
Income Tax Expense	31,940
Gain on Early Extinguishment of Debt	—
Interest Expense and Other	22,440

Operating Income (Expense)	$108,410	$91,146	$22,359	$6,996	$(12,091)

Amortization of Acquired Contract Liabilities	(10,389)	(10,389)	—	—	—
Depreciation and Amortization	32,128	24,562	4,445	2,615	506

Earnings (Losses) before Interest, Taxes, Depreciation and Amortization (“EBITDA”)	$130,149	$105,319	$26,804	$9,611	$(11,585)*

Net Sales	$919,086	$703,461	$147,809	$69,536	$(1,720)

EBITDA Margin	14.2%	15.0%	18.1%	13.8%	n/a

	Twelve Months Ended March 31, 2011
		Segment Data
	Total	Aerostructures	Aerospace Systems	Aftermarket Services	Corporate / Eliminations
Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):

Income from Continuing Operations	$152,411

Add-back:
Income Tax Expense	82,066
Gain on Early Extinguishment of Debt	—
Interest Expense and Other	79,559

Operating Income (Expense)	$314,036	$267,783	$75,292	$28,774	$(57,813)

Amortization of Acquired Contract Liabilities	(29,214)	(29,214)	—	—	—
Depreciation and Amortization	99,657	69,451	17,183	11,101	1,922

Earnings (Losses) before Interest, Taxes, Depreciation and Amortization (“EBITDA”)	$384,479	$308,020	$92,475	$39,875	$(55,891	)* *

Net Sales	$2,905,348	$2,126,040	$513,435	$272,728	$(6,855)

EBITDA Margin	13.2%	14.5%	18.0%	14.6%	n/a

*         Includes $1,252 of acquisition and integration expenses associated with the acquisition of Vought.

*  *     Includes $20,902 of acquisition and integration expenses associated with the acquisition of Vought.

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(Continued)

FINANCIAL DATA  (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

	Three Months Ended March 31, 2010
		Segment Data
	Total	Aerostructures	Aerospace Systems	Aftermarket Services	Corporate / Eliminations
Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):

Income from Continuing Operations	$24,996

Add-back:
Income Tax Expense	12,079
Gain on Early Extinguishment of Debt	—
Interest Expense and Other	10,270

Operating Income (Expense)	$47,345	$34,302	$16,017	$3,932	$(6,906)

Depreciation and Amortization	13,560	5,854	4,301	3,205	200

Earnings (Losses) before Interest, Taxes, Depreciation and Amortization (“EBITDA”)	$60,905	$40,156	$20,318	$7,137	$(6,706)

Net Sales	$351,981	$170,983	$124,637	$58,157	$(1,796)

EBITDA Margin	17.3%	23.5%	16.3%	12.3%	n/a

	Twelve Months Ended March 31, 2010
		Segment Data
	Total	Aerostructures	Aerospace Systems	Aftermarket Services	Corporate / Eliminations
Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):

Income from Continuing Operations	$85,288

Add-back:
Income Tax Expense	41,167
Gain on Early Extinguishment of Debt	(39)
Interest Expense and Other	28,865

Operating Income (Expense)	$155,281	$102,271	$68,069	$11,226	$(26,285)

Depreciation and Amortization	54,418	24,025	16,804	12,855	734

Earnings (Losses) before Interest, Taxes, Depreciation and Amortization (“EBITDA”)	$209,699	$126,296	$84,873	$24,081	$(25,551)

Net Sales	$1,294,780	$605,423	$473,409	$224,663	$(8,715)

EBITDA Margin	16.2%	20.9%	17.9%	10.7%	n/a

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(Continued)

FINANCIAL DATA  (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

Cash provided by operations, before pension contributions has been provided for consistency and comparability. We also use free cash flow available for debt reduction as a key factor in planning for an consideration of strategic acquisitions, stock repurchases and the repayment of debt. This measure should not be considerted in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating results presented in accordance with GAAP. The following table reconciles cash provided by operations, before pension contributions to cash provided by operations, as well as cash provided by operations to free cash flow available for debt reduction.

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2011	2010	2011	2010

Cash provided by operations, before pension contributions	$87,495	$43,198	$277,106	$169,648
Pension contributions	59,937	—	134,802	—
Cash provided by operations	27,558	43,198	142,304	169,648
Less:
Capital expenditures	21,334	9,899	90,025	31,665
Dividends	969	667	3,574	2,666
Free cash flow available for debt reduction	$5,255	$32,632	$48,705	$135,317

We use “Net Debt to Capital” as a measure of financial leverage.  The following table sets forth the computation of Net Debt to Capital:

	March 31,	March 31,
	2011	2010

Calculation of Net Debt
Current portion	$300,252	$91,929
Long-term debt	1,011,752	413,851
Total debt	1,312,004	505,780
Less: Cash	39,328	157,218
Net debt	$1,272,676	$348,562

Calculation of Capital
Net debt	$1,272,676	$348,562
Stockholders’ equity	1,632,217	860,686
Total capital	$2,904,893	$1,209,248

Percent of net debt to capital	43.8%	28.8%

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